Exhibit 10.1

                           EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 1st day of November, 1996, by and between International Multifoods Corporation, a Delaware corporation (the "Company"), and Gary E.
Costley, a resident of Winston-Salem, North Carolina (the "Executive").

          WHEREAS, the Executive is experienced in managing significant business enterprises; and

          WHEREAS, the Company wishes to secure the Executive's services as Chairman of the Board, President and Chief Executive Officer under the terms and conditions hereof; and

          WHEREAS, the Executive wishes to provide such services to the Company;

          NOW THEREFORE, in consideration of the premises and of the mutual covenants and undertakings stated herein, the Executive and the Company hereby agree as follows:

          1.   Period of Employment

          Subject to all terms and conditions hereof, the Company shall employ the Executive as, and the Executive shall serve the Company as, Chairman of the Board, President and Chief Executive Officer during the period commencing on January 1, 1997 and ending on December 31, 1999 (the "Employment Period"), unless the Executive's employment hereunder terminates earlier in accordance with Section 5 hereof. Commencing on January 1, 1998, and on each January 1 thereafter, the Employment Period shall be extended automatically for one additional year, unless not later than the September 30th preceding any such automatic extension, the Company shall give the Executive written notice that it elects not to so extend the Employment Period.

          2.   Duties and Responsibilities of the Executive

          Subject to all terms and conditions hereof, the Company shall employ the Executive as, and the Executive shall serve the Company as, Chairman of the Board, President and Chief Executive Officer. The Board of Directors of the Company (the "Board") has, effective as of January 1, 1997, appointed the Executive as, and the Executive shall serve the Company as, Chairman of the Board, President and Chief Executive Officer. As Chairman of the Board, President and Chief Executive Officer, the Executive shall have all duties and responsibilities customarily associated with the offices of chairman, president and chief executive officer of a significant business enterprise, shall have primary management responsibility for the Company, shall chair the Board, and shall perform such other duties consistent with the offices of Chairman of the Board, President and Chief Executive Officer of the Company as may be specified from time to time by the Board, to whom the Executive shall report. During the Employment Period, the Executive shall devote full time to the Executive's duties and responsibilities hereunder, and he shall not engage in other employment or in other material business activities; provided, however, that the Executive may make appropriate and reasonable personal investments, may continue as an inactive employee of Kellogg Company on leave-of-absence through October 31, 1998, and, with the approval of the Board or the Chair of the Nominating and Corporate Governance Committee of the Board, may continue to serve on the boards of directors of the business corporations on which he currently serves and may serve on the boards of directors of other business corporations and engage in community activities in the locations in which the Company has offices.

          3.  Compensation

              (a) Base Salary. While the Executive is employed by the Company hereunder, the Company shall pay to the Executive a base salary ("Base Salary"), which shall be established by the Compensation Committee of the Board (the "Compensation Committee"). Every 15 to 18 months during the Employment Period, the Compensation Committee in its discretion may grant increases in the Executive's Base Salary on the basis of merit. The Compensation Committee has established the Executive's Base Salary as of January 1, 1997 at $600,000.00 per year. The Company shall pay the Executive's Base Salary to him in accordance with the Company's standard payroll practices as in effect from time to time.

              (b) Annual Bonus Awards. While the Executive is employed by the Company hereunder, the Executive shall be eligible to participate in the Company's Management Incentive Plan (the "Incentive Plan"). Beginning with the fiscal year that commences on March 1, 1997 and for each fiscal year thereafter during which the Executive is eligible to participate in the Incentive Plan, the Company shall pay to the Executive as an annual bonus (the "Bonus Award"), if approved by the Compensation Committee in its discretion, a minimum of 15 percent of the Executive's Base Salary and a maximum of 100 percent of his Base Salary (or such higher maximum established by the Compensation Committee), with 65 percent of the Executive's Base Salary being his target annual Bonus Award. The amount of the Executive's annual Bonus Award as determined by the Compensation Committee in its discretion shall be based on the financial performance achieved by the Company during the applicable fiscal year as measured by either the Company's attainment of its business plan goals or other standards as established by the Compensation Committee in its discretion from time to time. The Compensation Committee shall make its determination of the amount of the Executive's annual Bonus Award, if any, within 60 days following the end of each fiscal year, which Bonus Award shall be paid to the Executive within 90 days following the end of such fiscal year. Except as modified by the provisions of this Section 3(b) and of Section 6(b),
Section 6(c), and Section 6(d) hereof, payments of annual Bonus Awards to the Executive by the Company shall be governed by the terms of the Company's Incentive Plan as it is in effect from time to time.

              (c) Stock Options. Pursuant to the provisions of the Company's Amended and Restated 1989 Stock-Based Incentive Plan (the "Stock Plan"), the Compensation Committee shall, effective as of the first day of his actual employment with the Company, grant to the Executive an option to purchase 100,000 shares of common stock of the Company at a price per share equal to the mean of the high and low sales prices of a share of common stock of the Company on the New York Stock Exchange on the trading day immediately preceding the first day of the Executive's actual employment with the Company. Such option shall be fully exercisable on the first day of the Executive's actual employment with the Company. The term of the grant of such option shall be ten years. In addition, pursuant to the provisions of the Stock Plan or a similar stock option plan to be adopted, the Compensation Committee shall grant to the Executive an option to purchase an additional 100,000 shares of common stock of the Company at a price per share equal to the mean of the high and low sales prices of a share of common stock of the Company on the New York Stock Exchange on the trading day immediately preceding the first day of the Executive's actual employment with the Company, which grant shall be null and void if the stock option plan pursuant to which such grant is made is not approved by the Company's stockholders at the next annual meeting of stockholders. Such additional option shall become exercisable either (i) cumulatively at the rate of 25,000 shares annually at the end of each of the four consecutive fiscal years of the Company following such stockholder approval, beginning with the fiscal year that ends on February 28, 1998, if the Company's net pre-tax earnings for each such fiscal year exceed the Company's net pre-tax earnings for the immediately preceding fiscal year by at least 15 percent (or, alternatively, at the end of any such fiscal year if the Company's net pre-tax earnings for the period of consecutive fiscal years following such stockholder approval, beginning with the fiscal year that ends on February 28, 1998, exceed the Company's net pre-tax earnings for the fiscal year immediately preceding such period of consecutive fiscal years by an average of at least 15% annually), or (ii) based on other standards as established by the Compensation Committee in its discretion from time to time; provided, however, that such option shall become fully exercisable to the extent not previously exercisable after the Executive has been continuously employed by the Company for a period of years to be determined by the Compensation Committee in its discretion, which period shall not be less than seven years nor greater than nine years. For purposes of the preceding sentence, the phrase "the Company's net pre-tax earnings" shall mean the operating profit of the Company and its subsidiaries on a consolidated basis, before income taxes and extraordinary items, as determined according to generally accepted accounting principles. The term of the grant of such option shall be ten years. Further, pursuant to the provisions of the Stock Plan, the Compensation Committee in its discretion may grant to the Executive additional stock options beginning with the Company's fiscal year that commences on March 1, 1998. Except as modified by the provisions of this Section 3(c) and Section 6(b),
Section 6(c), and Section 6(d) hereof, the stock options granted to the Executive by the Company shall be governed by the terms of the Company's Stock Plan or a similar stock option plan to be adopted in accordance with the provisions of this Section 3(c) as they are in effect from time to time.

         4.   Employee Benefits

              (a) While the Executive is employed by the Company hereunder, the Executive shall be entitled to participate in the Company's Voluntary Investment and Savings Plan ("VISA") and the Company's Pension Equity Plan ("PEP") in accordance with the provisions of such plans. The Compensation Committee shall approve, effective as of the first day of the Executive's actual employment with the Company, the Executive's participation in the Company's Management Benefit Plan ("MBP"), and shall authorize that the Executive's participation in the MBP shall commence immediately upon the first day of his actual employment with the Company notwithstanding the provisions of the MBP.

              (b) While the Executive is employed by the Company hereunder, the Executive shall be entitled to participate in such group insurance plans, including health insurance, dental insurance, vision insurance, life and accidental death and dismemberment insurance, and disability insurance, and such other employee benefits as are provided from time to time by the Company to its senior executives, in accordance with the provisions of the Company's general employee benefits plans and programs then in effect, to the extent that such provisions are not expressly modified in this Agreement. All eligibility standards or waiting periods that the Executive would otherwise be required to satisfy or complete in order to participate in such employee benefit plans and programs, including any pre-existing condition restrictions or limitations that may be waived by the Company, shall be expressly waived by the Company as of the first day of the Executive's actual employment with the Company, with the exception of the length-of-service requirements specified in the VISA and the PEP.

              (c) While the Executive is employed by the Company hereunder, the Company promptly shall reimburse the Executive for his reasonable and necessary business, entertainment, and travel expenses in accordance with the Company's general expense reimbursement policies and practices in effect from time to time for its senior executives.

              (d) While the Executive is employed by the Company hereunder, the Company promptly shall reimburse the Executive for:

                      (i)  the membership fees and monthly dues
                           charged by the Minneapolis Club and a
                           country club located in the Twin Cities
                           metropolitan area that has been approved in advance by the Chair of the Compensation Committee;

                     (ii) the cost of an annual executive physical examination to be performed at the Mayo Clinic in Rochester, Minnesota; and

                    (iii)  the costs that the Executive incurs
                           each year for financial planning advice
                           and tax preparation services.

              (e) After the Executive and the Company execute this Agreement and this Agreement is thereafter approved by the Compensation Committee and the Board, the Company promptly shall reimburse the Executive for his expenses associated with his search for a principal residence in and his move to the Twin Cities metropolitan area in accordance with the provisions of the Company's relocation policies and practices for senior executives and also promptly shall:

                      (i)  reimburse the Executive for the actual
                           cost of temporary housing for him and his wife in the Twin Cities metropolitan area for a period of up to six months;

                     (ii)  pay him or cause to be paid to him as
                           the purchase price of the current
                           principal residence of the Executive and his wife in Winston-Salem, North Carolina, an amount equal to the appraised fair market value of such residence, which appraised fair market value shall be determined by calculating the average of two appraised fair market values of such residence established by two qualified appraisers selected by the Executive (or, if the initial two appraisals result in fair market values that differ from each other by more than five percent, then a third appraisal shall be obtained and the average shall be calculated by using the two highest fair market values), and which appraisal process may commence promptly after the execution of this Agreement by the parties, notwithstanding any other provision of this Section 4(e);

                   (iii) pay him an amount equal to 140 percent multiplied by the excess, if any, of (A) an amount to be agreed upon by the Company and the Executive (based on documentation to be furnished by the Executive) that is equal to the Executive's and his wife's cost basis for such residence, including the cost of the improvements they have made to such residence (which amount is currently estimated to be approximately $965,000.00), over (B) the amount determined as the appraised fair market of such residence under Section 4(e)(ii) hereof;

                    (iv)   pay directly to the provider or
                           providers of such services an amount, not to exceed $10,000.00, for career counseling and related services to be provided to his wife in connection with her relocation to the Twin Cities metropolitan area; and

                     (v)   pay directly to the Executive's legal
                           counsel an amount, not to exceed
                           $10,000.00, for the attorneys' fees and
                           costs that the Executive has incurred in connection with the negotiation and preparation of this Agreement.

              (f) In the event that the Executive does not commence active employment with the Company by reason of his death or Disability (as defined below) after he executes this Agreement, the Company promptly shall reimburse the Executive or his wife, as the case may be, for the expenses associated with a search for a principal residence in and a move to North Carolina in accordance with the provisions of the Company's relocation policies and practices for senior executives, as if the Executive were a senior executive of the Company actively employed at that time.

         5.     Termination

               The Executive's employment with the Company hereunder shall terminate immediately upon:

              (a) receipt by the Company of the Executive's written resignation from the Company,

              (b) the Executive's receipt of written notice from the Company of the termination of the Executive's employment,

              (c)  the Executive's death or Disability (as
defined below), or

              (d)  expiration of the Employment Period,
and the date on which the Executive's employment termination occurs shall be the "Termination Date" hereunder.

         6.     Payments Upon Termination

              (a)  If the Executive's employment hereunder
terminates by reason of:

                     (i)   resignation by the Executive without
                           Good Reason (as defined below) or
                           abandonment by the Executive of his
                           employment,

                    (ii)   Termination by the Company For Cause
                           (as defined below), or

                   (iii)   the Executive's death or Disability
                           (as defined below),

then the Company shall pay to the Executive or his beneficiary or his estate, as the case may be, his Base Salary through the Termination Date.

              (b)  If the Executive's employment hereunder
terminates on or before the expiration of the Initial Employment Period (the "Initial Employment Period" hereunder being the period from January 1, 1997 through December 31, 1999) by reason of:

                     (i)   termination by the Company other than
                           Termination by the Company For Cause, or

                    (ii)   resignation by the Executive for Good
                           Reason,

then the Company shall pay to the Executive in 24 equal monthly installments after the Termination Date an amount equal to the sum of
(1) two multiplied by the Executive's Base Salary as of the Termination Date, plus (2) two multiplied by the average of the annual Bonus Awards paid to the Executive for the two fiscal years immediately preceding the Termination Date (or, if an annual Bonus Award has been paid to the Executive for only the fiscal year ending on February 28, 1998, then the amount of such award shall be used in lieu of calculating an average), plus (3) an amount equal to (A) the greater of (I) 65 percent of the Executive's Base Salary as of the Termination Date, or (II) the amount of the Executive's actual annual Bonus Award for the fiscal year immediately preceding the Termination Date, (B) multiplied by a fraction, (I) the numerator of which shall be the actual number of full weeks between the start of such fiscal year and the Termination Date, and (II) the denominator of which shall be 52. For purposes of calculating the average of such annual Bonus Awards under this Section 6(b) only, the amount included for the fiscal year ending on February 28, 1998 shall be the greater of 65 percent of the Executive's Base Salary at the end of such fiscal year or the actual annual Bonus Award paid to him for such fiscal year.

              (c)  If the Executive's employment hereunder
terminates after the expiration of the Initial Employment Period by reason of:

                     (i)   termination by the Company other than
                           Termination by the Company For Cause,

                    (ii)   resignation by the Executive for Good
                           Reason, or

                   (iii)   expiration of the Employment Period,

then the Company shall pay to the Executive in 18 equal monthly installments after the Termination Date an amount equal to the sum of
(1) one and one-half multiplied by the Executive's Base Salary as of the Termination Date, plus (2) one and one-half multiplied by the average of the annual Bonus Awards paid to the Executive for the three fiscal years immediately preceding the Termination Date (or, if annual Bonus Awards have been paid to the Executive for only two fiscal years, then such average shall be calculated using the annual Bonus Awards for such two fiscal years), plus (3) an amount equal to (A) the greater of (I) 65 percent of the Executive's Base Salary as of the Termination Date, or
(II) the amount of the Executive's actual annual Bonus Award for the fiscal year immediately preceding the Termination Date, (B) multiplied by a fraction, (I) the numerator of which shall be the actual number of full weeks between the start of such fiscal year and the Termination Date, and (II) the denominator of which shall be 52.

              (d) Notwithstanding the foregoing provisions of this Section 6, if the Executive's employment hereunder is terminated by the Company following a Change of Control (as defined below), or if the Executive elects to resign his employment with the Company for any reason within 180 days after the effective date of a Change of Control, then the Company shall pay to the Executive in 36 equal monthly installments after the Termination Date an amount equal to the sum of
(1) three multiplied by the Executive's Base Salary as of the Termination Date, plus (2) three multiplied by the average of the annual Bonus Awards paid to the Executive for the three fiscal years immediately preceding the effective date of the Change of Control (or, if annual Bonus Awards have been paid to the Executive for only two fiscal years, then such average shall be calculated using the annual Bonus Awards for such two fiscal years, or if an annual Bonus Award has been paid to the Executive for only the fiscal year ending on February 28, 1998, then the amount of such award shall be used in lieu of calculating an average), plus (3) an amount equal to the greater of (A) 65 percent of the Executive's Base Salary as of the Termination Date, or
(B) the amount of the Executive's actual annual Bonus Award for the fiscal year immediately preceding the Termination Date. For purposes of calculating the average of such annual Bonus Awards under this Section 6(d) only, the amount included for the fiscal year ending on February 28, 1998 shall be the greater of 65 percent of the Executive's Base Salary at the end of such fiscal year or the actual annual Bonus Award paid to him for such fiscal year.

              (e) "Termination by the Company For Cause" shall mean the Executive's employment termination for:

                     (i) a persistent failure by the Executive to perform the duties and responsibilities of his employment hereunder, which failure is willful and deliberate on the Executive's part and is not remedied by him in a reasonable period of time after the Executive's receipt of written notice from the Company of such failure;

                    (ii)   an act or acts of dishonesty undertaken
                           by the Executive and intended to result in substantial gain or personal enrichment of the Executive at the expense of the Company;

                   (iii)   unlawful conduct or gross misconduct
                           that is willful and deliberate on the
                           Executive's part and that, in either
                           event, is materially injurious to the
                           Company; or

                    (iv)   the conviction of the Executive of a
                           felony.

              (f) "Good Reason" for resignation by the Executive shall mean his resignation because of:

                     (i) the removal of the Executive as Chairman of the Board, President, or Chief
                           Executive Officer of the Company by action of the Company's Board;

                    (ii) the assignment to the Executive of any duties and responsibilities that are substantially inconsistent with or materially diminish the Executive's position as Chairman of the Board, President and Chief Executive Officer of the Company;

                   (iii)   a material reduction of the
                           Executive's Base Salary, or material
                           modifications to the Incentive Plan, the Stock Plan (or any similar stock option plan), or the MBP that amount to a material reduction in the Executive's total compensation hereunder;

                    (iv)   a requirement that the Executive be
                           based at any office or location more than 50 miles from downtown Minneapolis,
                           Minnesota; or

                     (v)   any purported termination of the
                           Executive's employment by the Company
                           except as expressly permitted by the
                           provisions of this Agreement.

              (g)     "Change of Control" shall mean:

                     (i)   The acquisition by any individual,
                           entity, or group (within the meaning of
                           Section 13 (d) (3) or 14 (d) (2) of the
                           Securities Exchange Act of 1934, as
                           amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section 6 (g)(i), the following acquisitions shall not constitute a Change of Control:

                             (A) any acquisition directly from the
                             Company, (B) any acquisition by the
                             Company, (C) any acquisition by any
                             employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of Section 6 (g)(iii) hereof; or

                     (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                    (iii)  Consummation of a reorganization,
                           merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                     (iv)  Approval by the stockholders of the
                           Company of a complete liquidation or
                           dissolution of the Company.

              (h) "Disability" shall mean the inability of the Executive to perform the duties and responsibilities of his employment hereunder by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more. A period of inability shall be "uninterrupted" unless and until the Executive returns to full-time work for a continuous period of at least 30 days.

              (i) In the event of termination of the Executive's employment hereunder, the sole obligation of the Company shall be its obligation to make the payments called for by Section 6(a), Section 6(b), Section 6(c), or Section 6(d) hereof, as the case may be, and the Company shall have no other obligation to the Executive or to his wife, his beneficiary, or his estate, except as otherwise provided by law, under any applicable stock option agreement between the Executive and the Company, or, in the event of the Executive's employment termination by reason of the Executive's death or Disability, under any insurance policies then in effect covering the Executive. Without limiting the generality of the foregoing, the Company shall not be required to pay any annual Bonus Awards to the Executive under the Incentive Plan except to the extent provided in the Incentive Plan (as modified by Section 3(b) hereof) with respect to any fiscal years that have not been completed as of the Termination Date.

              (j) Notwithstanding the foregoing provisions of this Section 6, the Company shall not be obligated to make any payments to the Executive under Section 6(b), Section 6(c), or Section 6(d) hereof unless the Executive shall have signed a release of claims in favor of the Company in a form to be prescribed by the Company, all applicable consideration and rescission periods provided by law shall have expired, and the Executive is in strict compliance with the terms of Section 8(b), Section 8(c), and Section 8(d) hereof.

         7.     Certain Additional Payments and Acts by the Company

              (a) Notwithstanding the provisions of either this Agreement or any other agreement or plan of the Company, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. If any other agreement between the Executive and the Company provides for payments by the Company similar in nature to the Gross-Up Payment provided for in this Section 7(a), and the Executive receives such similar payments under such other agreement, then the Gross-Up Payment otherwise required hereunder shall be reduced to the extent necessary to avoid duplication of the benefit intended to be conferred upon the Executive by the making of a Gross-Up Payment pursuant to this Agreement.

              (b) Subject to the provisions of Section 7(c) hereof, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick or such other certified public accounting firm as may be designed by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payments, as determined pursuant to this Section 7, shall be paid by the Company to the Executive with five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

              (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                     (i)   give the Company any information
                           reasonably requested by the Company
                           relating to such claim;

                     (ii)  take such action in connection with
                           contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                    (iii)  cooperate with the Company in good
                           faith in order effectively to contest such claim; and

                     (iv)  permit the Company to participate in
                           any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim the Executive shall (subject to the Company's complying with the requirements of Section 7(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         8.   Certain Covenants of the Executive

              (a) As used in this Section 8, "Company" shall include the Company and each corporation, partnership, and other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case "control" meaning the direct or indirect ownership of 50 percent or more of all outstanding equity interests).

              (b)  The Executive shall not, directly or
indirectly, while the Executive is employed by the Company, for a period of two years after his Termination Date if the Executive's employment hereunder terminates as a result of one of the reasons set forth in
Section 6(a), Section 6(b), or Section 6(d) hereof, or for a period of 18 months after his Termination Date if the Executive's employment hereunder terminates as a result of one of the reasons set forth in
Section 6(c) hereof, own, operate, invest in, lend money to, be employed by, consult with, render services to, act as agent, officer, or director for, or acquire or hold any interest in any business enterprise that competes with any business owned or operated by the Company as described in the Company's Form 10-K filed with the Securities and Exchange Commission immediately preceding the Executive's Termination Date, other than a business that contributes less than three percent of the gross revenues of the Company; provided, however, that nothing herein shall prohibit the Executive from owning not more than one percent of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange, including the NASDAQ national market system.

              (c)  The Executive shall not, directly or
indirectly, while the Executive is employed by the Company, or for a period of three years after the Executive's Termination Date:

                      (i)  employ or attempt to employ any
                           director, officer, or employee of the
                           Company, or otherwise interfere with or
                           disrupt any employment relationship
                           (contractual or otherwise) between the
                           Company and any director, officer, or
                           employee of the Company;

                     (ii) solicit, request, advise, or induce any individual or business enterprise that, prior to the Termination Date, was a customer, was actively solicited to become a customer, or actively sought to become a customer, or was a supplier or other material business contact of the Company to cancel, curtail, or otherwise change its relationship with the Company; or

                    (iii) publicly criticize or disparage in any manner or by any means the Company, its personnel, or any aspect of its management, policies, operations, products, services, or practices.

              (d) The Executive hereby acknowledges that all non-public and/or proprietary information and data of the Company, including without limitation such information and data that is related to product and service formulation, customers, pricing, sales, and financial results (collectively "Trade Secrets"), are of substantial value to the Company, provide it with a substantial competitive advantage in its business, and are and have been maintained in the strictest confidence as trade secrets. Except as otherwise approved in writing in advance by the Board, the Executive shall not at any time divulge, furnish, or make accessible any Trade Secrets to anyone (other than the Company and its directors and officers).

              (e) The Executive hereby specifically acknowledges that this Section 8 and each provision hereof are reasonable and necessary to ensure that the Company receives the expected benefits of this Agreement and that any violation of this Section 8 by the Executive shall harm the Company to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of any violation by the Executive of any provision of this Section 8, the Company shall be entitled to an injunction (in addition to all other remedies it may have) restraining the Executive from committing or continuing to commit such violation. If any provision or application of this Section 8 is held unlawful or unenforceable in any respect, then this Section 8 shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

         9.   No Violation of Other Agreements

              The Executive hereby represents that neither (a) the Executive's entering into this Agreement nor (b) the Executive's carrying out the provisions of this Agreement shall violate any other agreement (oral or written) to which the Executive is a party or by which the Executive is bound.

         10.   Successors and Assigns

               This Agreement is binding on the Executive and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor. No rights or obligations of the Executive hereunder may be assigned by the Executive to any other person or entity.

         11.   Separate Representation

               The Executive hereby acknowledges that the Executive has sought and received independent advice from counsel of the Executive's own selection in connection with this Agreement and has not relied to any extent on any officer, director, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement.

         12.   Governing Law

               This Agreement shall be construed under and governed by the laws of the State of Minnesota.

         13.   Severability

               Each section and provision of this Agreement shall be considered severable and any invalidity of any section or provision shall not render invalid or impair to any extent any other section or provision hereof.

         14.   Withholding of Taxes

               All payments made by the Company to the Executive hereunder are subject to withholding of income and employment taxes and all other amounts required by law.

         15.   Fees and Expenses after Change of Control

               If the Executive's employment hereunder terminates following a Change of Control, then the Company shall pay or reimburse the Executive for all costs, including reasonable attorneys' fees and expenses of litigation, incurred by the Executive in contesting or disputing any such termination of his employment, or in seeking to obtain or enforce any right or benefit provided by this Agreement.

         16.   Notices

               Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice at the address set forth with the signature of such party below or at such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered or, if mailed, on the date postmarked.

          17.   Miscellaneous

               This Agreement contains the entire understandings of the parties with respect to the employment of the Executive by the Company, and no provision hereof may be altered, amended, modified, waived, or discharged in any way whatsoever except by written agreement executed by both parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.


GARY E. COSTLEY                   INTERNATIONAL MULTIFOODS
                                  CORPORATION
2840 Reynolds Drive               33 South Sixth Street
Winston-Salem, NC  27104          P. O. Box 2942
                                  Minneapolis, MN  55402
                                  Attention:  General Counsel


/s/ Gary E. Costley                   /s/ Robert M. Price
--------------------------        By: -----------------------
Gary E. Costley                        Robert M. Price
                                  Chairman of the Board and
                                  Chief Executive Officer